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                                      EXHIBIT F

                        (Exhibit A to Shareholders Agreement)


                              NATIONAL MEDIA CORPORATION

                                  IRREVOCABLE PROXY

     The undersigned hereby grants to Temporary Media Co., LLC, a Delaware limited liability company ("TMC"), an irrevocable proxy, with full power of substitution, to vote, or to execute and deliver written consents or otherwise act with respect to, all shares of capital stock (the "Stock") of National Media Corporation ("NMC") now owned or hereafter acquired by the undersigned as fully, to the same extent and with the same effect as the undersigned might or could do under any applicable laws or regulations governing the rights and powers of stockholders of a Delaware corporation in connection with the election of directors of NMC. The undersigned hereby affirms that this proxy is given as a condition of that certain Shareholders Agreement dated as of October 23, 1998, between the undersigned, NMC, TMC and others and as such is coupled with an interest and is irrevocable. This proxy shall expire at 5:00 p.m. Pacific Time on October 26, 1999. All proxies heretofore given are hereby revoked. Neither the death nor incapacity of the undersigned nor any transfer or assignment of any Stock shall cause a revocation of this proxy.

     THIS PROXY SHALL REMAIN IN FULL FORCE AND EFFECT AND BE ENFORCEABLE AGAINST ANY DONEE, TRANSFEREE OR ASSIGNEE OF THE STOCK.

     Dated this 23rd day of October, 1998.



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                                       (Signature of Stockholder)